EXHIBIT 3.2
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                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION

                                       OF

                            IVOICE ACQUISITION CORP.

iVoice Acquisition Corp., a corporation organized and existing under the laws of the State of New Jersey (the "Corporation"), hereby certifies as follows:

         1. The name of the corporation is iVoice Acquisition Corp. The Certificate of Incorporation of the Corporation was filed by the New Jersey Treasurer on May 19, 2005.

         2. This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on December 23, 2005 and adopted by the shareholders through the unanimous written consent of all of the shareholders on December 23, 2005 pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the "Corporation Law").

         3. The Amendment to the Certificate of Incorporation herein certified effects the change to Article I whereby the name of the Corporation is changed to "Thomas Pharmaceuticals, Ltd." To accomplish the foregoing amendment, Article I is deleted in its entirety and replaced with the following:

                                    ARTICLE I
                                 CORPORATE NAME

         The name of the corporation (the "Corporation") is Thomas Pharmaceuticals, Ltd.

         4. The Amendment to the Certificate of Incorporation herein certified effects the change to Article III whereby the number of shares of the Preferred Stock authorized shall be increased to 1 million shares and the par value per share shall be eliminated to no par value per share. To accomplish the foregoing amendment, the first paragraph of Article III is deleted in its entirety and replaced with the following:

                                   ARTICLE III
                                  CAPITAL STOCK

         The aggregate number of shares which the Corporation shall have authority to issue is 1,000,200 shares of common stock and preferred stock. The stock of this corporation shall be divided into two classes, consisting of:

Class A Common Stock    200 shares authorized, no par value per share
Preferred Stock         1,000,000 shares authorized, no par value per share, and

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         5. The Amendment to the Certificate of Incorporation herein certified effects the change to Article III, Preferred Stock, that shall be amended to contain an additional Section C that designates five hundred thousand (500,000) shares of Preferred Stock entitled "Series A Convertible Preferred Stock, no par value per share". To accomplish the foregoing amendment, Section C of Article III, Preferred Stock of the Certificate of Incorporation is hereby added:

         C.       SERIES A CONVERTIBLE PREFERRED STOCK.

         1. Designation and Amount. Of the 1,000,000 authorized shares of Preferred Stock, 500,000 shares are hereby designated "Series A Convertible Preferred Stock, no par value per share" (the "Series A Preferred Stock") and possess the rights and preferences set forth in this Section C:

         2. Initial Value. The initial value of each share of Series A Preferred Stock (the "Series A Initial Value") is $.01, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred Stock.

         3. Dividends. Each share of Series A Preferred Stock is not entitled to receive dividends at anytime.

         4. Liquidation. Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidating Event"), each holder of shares of Series A Preferred Stock will be entitled to receive, before any distribution of assets is made to holders of Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or liquidation rights, but only after all distributions to holders of Series B Preferred Stock as set forth in this Certificate of Incorporation have been made, an amount per share of Series A Preferred Stock (this amount, the "Series A Liquidation Amount") equal to 100% of the Series A Initial Value on each share up to the date fixed for distribution. After payment of the full Series A Liquidation Amount, holders of shares of Series A Preferred Stock will not be entitled to participate any further in any distribution of assets by the Corporation. If upon occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series A Preferred Stock the full Series A Liquidation Amount, holders of Series A Preferred Stock will share ratably in any distribution of assets so that each such holder receives, per share, the same percentage of the Series A Liquidation Amount.

                  (b) Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

         5. Conversion.

                           (a) Spin-off Elected by Holders of Series A Preferred
Stock. Upon delivery of a written request (a "Spin-Off Instruction") to iVoice, Inc. (the "Parent"), executed by Class A Preferred Stock shareholders holding at least eighty percent (80%) of the shares of Class A Preferred Stock, the Corporation shall use its commercially reasonable efforts to file and

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cause to become effective a Registration Statement under the Securities Act of
1933, as amended (the "Securities Act"), so as to permit Parent to consummate a Spin-Off Transaction as contemplated by and defined in a Shareholders Agreement by and among Thomas Pharmaceuticals, Inc., Parent, Richard Brogle, Nina Schwalbe, John Kirkwood, Maureen Gillespie, Farris M. Thomas, Jr. and John Lucas, as the same may be in effect or amended from time to time, in compliance with the Securities Act. Then upon the Securities and Exchange Commission declaring effective whatever registration statement the Corporation shall file to so enable the Parent to effectuate the Spin-Off Transaction, the holders of Series A Preferred Stock shall receive that number of Class A Common Stock, no par value per share, as calculated under the formula set forth below: (C) Two
(2) times the total net revenues of the Corporation for the most recently completed fiscal year of the Corporation, as reflected in the most recent audited financial statements of the Corporation (hereinafter referred to as the "Enterprise Value"), (ii) all monies contributed by the Parent to the Corporation in the form of equity or debt (the "Contribution") and not previously redeemed or repaid as of the last day of such most recently completed fiscal year, shall be subtracted from the Enterprise Value (the "Net Enterprise Value"), the Contribution shall accrue interest at the rate of ten percent (10%) per annum and be subtracted from the Net Enterprise Value, the difference equal to the "Total Value". Thereafter, the Total Value shall be multiplied by eighty percent (80%) with the result equal to the "Series A Preferred Value". The "Series A Preferred Percentage" shall be calculated by dividing the Series A Preferred Value by the Enterprise Value. The Series A Preferred Stock holders shall be deemed to have converted as of the date of effectiveness of such Registration Statement and, from such date, each certificate evidencing the Series A Preferred Stock shall merely evidence the right of the holder to receive on a prorata basis that number of Class A Common Stock, no par value per share, calculated in accordance with this Section 5(a), so that the holders Series A Preferred Stock shall thereafter hold that total number of Class A Common Stock equal in percentage to the Series A Preferred Percentage of the total number of outstanding Class A Common Stock shares.

                           (b) Spin-off Elected by the Parent. Notwithstanding
the provisions of Section (a) above, should the Parent elect at any time on or after the first anniversary of the date of this Agreement to consummate a Spin-Off Transaction, then the Series A Preferred shall be converted and distributed on a prorata basis into that number of Class A Common Stock equal so that the holders of the Series A Preferred Stock shall hold, in an aggregate, seventy-five percent (75%) of the outstanding Class A Common Stock shares or the number of Class A Common Stock as calculated in Section 5(a) above, whichever is greater.

                           (c) The Corporation shall reserve, free from
preemptive rights, out of its authorized but unissued shares of Class A Common Stock and solely for the purpose of effecting conversion of the shares of Series A Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series A Preferred Stock.

                           (d) All shares of Class A Common Stock issued upon
conversion of shares of Series A Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

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         6. Voting Rights. Series A Preferred Stock shall have no voting rights, except as required by law or as explicitly set forth herein.

         7. Board Representation. (a) So long as any shares of Series A Preferred Stock are issued and outstanding, the holders of Series A Preferred Stock shall have the right to elect one director of the Corporation (herein referred to as the "Series A Director"), which Board shall not exceed a total of three (3) members while the Series A Preferred Stock is outstanding.

                           (b) The Series A Director must be elected by the
affirmative vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock, either at a meeting of stockholders at which directors are elected or at a special meeting of holders of shares of Series A Preferred Stock or by written consent without a meeting in accordance with the Corporation's bylaws and applicable law. The Series A Director will serve for a term of one year and until his successor is elected and qualified. Any vacancy in the position of the Series A Director must be elected by the affirmative vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock.

                           (c) To the extent permitted by applicable law, the
Series A Director may, during his term of office, only be removed, with or without cause, by the affirmative vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock, either at a special meeting of holders of shares of Series A Preferred Stock or by written consent without a meeting in accordance with the Corporation's bylaws and applicable law. Any vacancy created by removal of the Series A Director may also be filled at any such meeting or by any such consent in accordance with this Section C.7.

         8. Definitions. As used in this Article III Section C, the following terms have the following meanings:

                  "Affiliate" means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person. For purposes of this definition, "control" means the possession, directly or indirectly, and solely or with others, of the power to direct or cause the direction of the management and policies of a Person through ownership of voting securities.

                  "Parent" means iVoice, Inc., a New Jersey corporation.

                  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

         6. The Amendment to the Certificate of Incorporation herein certified effects the change to Article III, Preferred Stock, that shall be amended to contain an additional Section D that designates one thousand (1,000) shares of Preferred Stock entitled "Series B Convertible Preferred Stock, no par value per share". To accomplish the foregoing amendment, Section D of Article III, Preferred Stock of the Certificate of Incorporation is hereby added:

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         D.       SERIES B CONVERTIBLE PREFERRED STOCK.

         1. Designation and Amount. Of the 1,000,000 authorized shares of Preferred Stock, 1,000 shares are hereby designated "Series B Convertible Preferred Stock, no par value per share" (the "Series B Preferred Stock") and possess the rights and preferences set forth in this Section D:

         2. Initial Value. The initial value of each share of Series B Preferred Stock (the "Series B Initial Value") is $1,000, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred Stock.

         3. Dividends. i. The Holder shall be entitled to receive, and the Board of Directors shall be required to accrue, dividends at the rate of 10% per annum (computed on the basis of a 360-day year) (the "Dividend Rate") on the Series B Initial Value of each share of Series B Preferred Stock on and as of the most recent Dividend Payment Due Date (as defined below) with respect to each Dividend Period (as defined below). Dividends on the Series B Preferred Stock shall be cumulative from the date of issue, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries.

                  ii. Each dividend shall be accrued in equal quarterly amounts on each March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Due Date"), commencing March 31, 2006 (provided that such initial dividend payment shall include all dividends accrued from the date of issuance of the Series B Preferred Stock until the initial Dividend Payment
Date), to the holders of record of shares of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on any record date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. For the purposes hereof, "Dividend Period" means the quarterly period commencing on and including the day after the immediately preceding Dividend Payment Date and ending on and including the immediately subsequent Dividend Payment Date. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Due Date, to holders of record on such date, not more than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

         4. Liquidation. I. Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidating Event"), each holder of shares of Series B Preferred Stock will be entitled to receive, before any distribution of assets is made to holders of Common Stock or any other stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends or liquidation rights, an amount per share of Series B Preferred Stock (this amount, the "Series B Liquidation Amount") equal to 125% of the Series B Initial Value plus an amount equal to all accumulated, including any unpaid or accrued prorata quarterly dividend calculated from the end of the last completed Dividend Period through the date of the Liquidation Event and unpaid dividends (whether or not declared by the board of directors) on each share up to the date fixed for distribution. After payment of the full Series B

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Liquidation Amount, holders of shares of Series B Preferred Stock will not be entitled to participate any further in any distribution of assets by the Corporation. If upon occurrence of a Liquidating Event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series B Preferred Stock the full Series B Liquidation Amount, holders of Series B Preferred Stock will share ratably in any distribution of assets so that each such holder receives, per share, the same percentage of the Series B Liquidation Amount.

         ii. Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

         iii. A reorganization, consolidation or merger of the Corporation or a sale or other disposition of all or substantially all the assets of the Corporation will, at the election of holders of a majority of the then-outstanding shares of Series B Preferred Stock, constitute a Liquidating Event.

         5. Optional Conversion. (i) Upon the Securities and Exchange Commission declaring effective whatever registration statement the Parent shall file to effectuate the Spin-Off Transaction then: Each share of Series B Preferred Stock is convertible at the sole option of the holder, into a number of fully paid and nonassessable shares of Class A Common Stock determined by dividing the Series B Initial Value by the Series B Preferred Stock Conversion Price, as defined herein, in effect on the date the certificate is surrendered for conversion.

         ii. Any holder of one or more shares of Series B Preferred Stock may exercise the conversion right herein as to any one or more of those shares by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series B Preferred Stock as may be designated by the Corporation, the one or more certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder is electing to convert those shares and stating the name or names (with address) in which the one or more certificates for shares of Class A Common Stock are to be issued. Conversion will be deemed to have been effected on the date when a holder delivers as required by the previous sentence the one or more certificates for the shares to be converted (that date, the "Conversion Date"). As promptly as practicable thereafter, but in any event not later than 10 business days following the Conversion Date, the Corporation shall issue and deliver to or upon the written order of the holder, to the place designated by the holder, the one or more certificates representing the shares of Common Stock to which the holder is entitled. The Person in whose name one or more certificates for Class A Common Stock are to be issued will be deemed to have become a Class A Common Stock holder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event that Person will be deemed to have become a holder of record on the next succeeding date on which the transfer books are open, but the applicable Conversion Price will be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall at its expense issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, in addition to one or more certificates representing the shares of Common Stock to which shares of Series B Preferred Stock of the holder were converted, a new certificate (dated so as not to result in any loss of dividends) covering the number of shares of the Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

         iii. The Corporation will not issue any fractional shares of Common Stock or scrip upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof must be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Class A Common Stock that would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall round-up the fractional share to one share of Class A Common Stock.

         iv. The Corporation shall pay all documentary or stamp taxes attributable to issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Preferred Stock, if issued in the name of the record holder.

         v. The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock and solely for the purpose of effecting conversion of the shares of Series B Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series B Preferred Stock.

         vi. All shares of Common Stock issued upon conversion of shares of Series B Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

         vii As used herein, "Conversion Price " shall be defined as eighty percent (80%) of the lowest quoted bid price on the NASD OTC Bulletin Board (or any other securities exchange or trading market where the Class A Common Stock is listed or traded) for the five (5) trading days immediately preceding the Conversion Date.

         6. Voting Rights. Each holder of shares of Series B Preferred Stock is entitled to one vote for each share of Class A Common Stock into which each share of Series B Preferred Stock could be converted, assuming a Conversion Price as calculated as if the record date of any shareholder vote or meeting were the Conversion Date, with respect to that vote. Each holder has full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock and is entitled to vote, together with holders of Class A Common Stock and not as a separate class (except as required by law), with respect to any question upon which holders of Class A Common Stock have the right to vote.

         7. Protective Rights. The Corporation shall not do any of the following without the approval (given by written consent in lieu of a meeting or by vote at a meeting for which notice has been given in the manner specified in the bylaws of the Corporation) of holders of shares representing a majority of the shares of Series B Preferred Stock then outstanding:

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         i. amend, alter, or repeal any provision of the Corporation's certificate of incorporation or bylaws if that amendment, alteration, or repeal would affect the rights, powers, or preferences of holders of Series B Preferred Stock in their capacity as such; ii. authorize or issue any equity or debt security on a parity with or having preference or priority over the Series B Preferred Stock as to liquidation preferences, dividend rights, voting rights, or otherwise (including any additional shares of Series B Preferred Stock); iii. declare and pay, or set aside funds for the payment of, any dividend with respect to, or redeem, repurchase, or otherwise acquire for value (or pay into or set aside for a sinking fund for that purpose), any shares of capital stock, except for repurchase shares of Common Stock from employees or consultants of the Corporation at the original purchase price thereof pursuant to vesting agreements approved by the board of directors; iv. authorize or issue any equity or debt security with a liquidation preference in excess of the amount paid for that security.

         8. Optional Redemption. The Corporation shall have the right to redeem part or all of the Series B Preferred Stock for the Series B Liquidation Amount together with all accrued and unpaid dividends thereon (the "Redemption Amount") to the date of redemption (the "Redemption Date").

         i. Notice of Redemption. Notice of redemption pursuant to this shall be provided by the Corporation to the holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not less than ten (10) nor more than fifteen (15) days prior to the Redemption Date, which notice shall specify the Redemption Date.

         ii. Surrender of Preferred Stock. Upon any redemption of the Series B Preferred Stock pursuant, the holder shall either deliver the Series B Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Payment of the optional Redemption Amount shall be made by the Corporation to the holder against receipt of the Series B Preferred Stock by wire transfer of immediately available funds to such account(s) as the holder shall specify to the Corporation.

         9. Definitions. As used in this Article III Section D, the following terms have the following meanings:

                   "Affiliate" means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person. For purposes of this definition, "control" means the possession, directly or indirectly, and solely or with others, of the power to direct or cause the direction of the management and policies of a Person through ownership of voting securities.

                  "Parent" means iVoice, Inc., a New Jersey corporation.

                  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

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I, the undersigned officer of iVoice Acquisition Corp., certify that the foregoing Amendment to the Certificate of Incorporation of iVoice Acquisition Corp. sets forth the Amendment to the Certificate of Incorporation of the said Corporation as of the 23rd day of December, 2005


By: /s/ Jerome Mahoney
    --------------------------
    Jerome Mahoney

































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